Exhibit 16.01

KPMG Auditores Independentes Ltda.

Avenida Carlos Gomes, 258 - 6º andar, salas 601 a 606 - Boa Vista

90480-000 - Porto Alegre/RS - Brasil

Caixa Postal 18511 - CEP 90480-000 - Porto Alegre/RS - Brasil

Telefone +55 (51) 3327-0200

kpmg.com.br

May 14, 2024

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Zenvia Inc. and subsidiaries (Zenvia Inc.), and under the date of April 28, 2023, except for Notes 22.1(b) and 22.2, as to which the date is May 14, 2024, we reported on the consolidated financial statements of Zenvia Inc. as of and for the years ended December 31, 2022 and 2021. On May 31, 2023, we were dismissed.

We have read Zenvia Inc.’s statements included under Item 16F of its Form 20-F dated May 14, 2024, and we agree with such statements, except that we are not in a position to agree or disagree with Zenvia Inc.’s statements in the first paragraph that our dismissal and replacement by Ernst & Young Auditores Independentes S.S. Ltda. as their independent registered public accounting firm was made after careful consideration and evaluation process and was approved by their audit committee and Board of Directors, or any of the Company’s statements in Item 16F(b).

Very truly yours,

/s/ KPMG Auditores Independentes Ltda.